EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR LIMITED PARTNERSHIP INTERESTS AT THIS TIME,  PLEASE DISREGARD THIS NOTICE. THIS IS
SOLELY NOTIFICATION OF THE FUND’S TENDER OFFER.

December 16, 2016

Dear Hatteras Master Fund, L.P. Partner:

We are writing to inform you of important dates relating to a tender offer by Hatteras Master Fund, L.P. (the “Fund”). If you are not interested in having the Fund repurchase your limited partnership interest or a portion of your interest in the Fund (“Interest”) valued as of March 31, 2017, please disregard this notice and take no action.

The tender offer period will begin on December 16, 2016 and will end at 11:59 PM, Eastern Time, on January 30, 2017, at which point the tender offer will expire. The purpose of the tender offer is to provide liquidity to Partners of the Fund that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by UMB Fund Services, Inc. (“UMBFS”) no later than January 30, 2017. If you do not wish to have all or any portion of your Interest repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR INTEREST REPURCHASED.

If you would like to tender your Interest, you should complete, sign and either (i) mail or otherwise deliver the Letter of Transmittal to Hatteras Master Fund, L.P., c/o UMB Fund Services, Inc. at 235 W. Galena St., Milwaukee, Wisconsin 53212-3948, Attention: Tender Offer Administrator; or (ii) fax it to UMBFS at (816) 860-3138, Attention: Tender Offer Administrator, so that it is received before 11:59 PM, Eastern Time, on January 30, 2017.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at UMBFS at (800) 504-9070.

Sincerely,

Hatteras Master Fund, L.P.

(i)